Exhibit 99.1

CURO Names Ismail Dawood Chief Financial Officer

Brings More Than 20 Years of Public Company Experience to CURO’s Financial Organization

WICHITA, Kansas – December 6, 2022 – CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a tech-enabled, omni-channel consumer finance company serving non-prime and prime consumers in the U.S. and Canada, today announced that it has appointed Ismail (Izzy) Dawood as Chief Financial Officer, effective January 3, 2023. He succeeds Roger Dean, who recently retired. Tamara Schulz, who has served as CURO’s Interim Chief Financial Officer, will return to her role as Chief Accounting Officer.

A public company veteran, Mr. Dawood brings more than 20 years of experience building and leading financial teams, including deep knowledge across capital allocation and management, operational efficiency, financial planning and analysis, accounting, strategic planning, and investor relations. He most recently served as Chief Financial Officer of Paysafe, a leading global payments platform focused primarily on the entertainment sector.

Doug Clark, Chief Executive Officer of CURO, said, “We are pleased to welcome a finance industry leader of Izzy’s caliber as CURO’s new Chief Financial Officer. He has an impressive track record of driving strong performance through effective analytical, financing, and communication skills. Izzy’s wealth of public company experience and deep fintech and lending expertise make him an ideal choice to lead CURO’s financial organization as we optimize our omni-channel consumer lending platform following the Company’s strategic transformation to drive long-term shareholder value.”

Mr. Dawood added, “I am thrilled to join CURO at this exciting time following its recent strategic repositioning. I look forward to working with Doug and the entire executive team to execute CURO’s strategy and sustainably grow the business to drive shareholder returns.”

Mr. Dawood has previously served as Chief Financial Officer for Branch International, a machine learning-based financial services firm, WageWorks, Santander Consumer USA Holdings and the Investment Services Division of BNY Mellon. Mr. Dawood started his career at Wachovia Corporation (legacy First Union), where he rose to Managing Director, Structured Treasury Activities, and then spent nine years at BNY Mellon, including the last three as Executive Vice President and Chief Financial Officer, Investment Services.

Mr. Dawood earned an MBA from The Wharton School of the University of Pennsylvania and a BS in Finance, summa cum laude, from St. John’s University. He is a Chartered Financial Analyst.

About CURO

CURO Group Holdings Corp. (NYSE: CURO) is a full-spectrum consumer credit lender serving U.S. and Canadian customers. Our more than 25-year-old roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of diversified data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate a number of brands including Cash Money®, LendDirect®, Flexiti®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

Media Contact:

Mark Semer/Grace Cartwright

Gasthalter & Co.

212-257-4170

Curo@Gasthalter.com